Exhibit 99.1
Enphase Energy Reports Financial Results for the First Quarter of 2020
FREMONT, Calif., May 5, 2020 - Enphase Energy, Inc. (NASDAQ:ENPH), a global energy technology company and the world’s leading supplier of solar microinverters, announced today financial results for the first quarter of 2020, which included the summary below from its President and CEO, Badri Kothandaraman.
We are pleased to report revenue of $205.5 million in the first quarter of 2020, along with an all-time record for gross margin, despite COVID-19. Our first quarter revenue increased 105% year-over-year. We shipped approximately 643 megawatts DC, or 2,012,476 microinverters, as our worldwide teams did an excellent job of ensuring product availability and on-time customer deliveries.
Highlights for the first quarter of 2020 included:
•Revenue of $205.5 million, including approximately $44.5 million of safe harbor revenue
•Cash flow from operations of $39.2 million; ending cash balance of $593.8 million
•GAAP gross margin of 39.2%; non-GAAP gross margin of 39.5%
•GAAP operating expenses of $36.0 million; non-GAAP operating expenses of $28.5 million
•GAAP operating income of $44.7 million; non-GAAP operating income of $52.8 million
•GAAP net income of $68.9 million, including a gain of $15.3 million from changes in fair value of derivatives and an income tax benefit of $11.9 million; non-GAAP net income of $51.9 million
•GAAP diluted EPS of $0.50; non-GAAP diluted EPS of $0.38
Our revenue and earnings for the first quarter of 2020 are given below, compared with those of the prior quarter and the year ago quarter:
(In thousands, except per share data and percentages)

	GAAP			Non-GAAP
	Q1 2020	Q4 2019	Q1 2019	Q1 2020	Q4 2019	Q1 2019
Revenue	$205,545	$210,032	$100,150	$205,545	$210,032	$100,150
Gross margin	39.2%	37.1%	33.3%	39.5%	37.3%	33.5%
Operating expenses	$35,963	$33,439	$26,205	$28,508	$26,140	$22,288
Operating income	$44,712	$44,442	$7,134	$52,773	$52,277	$11,282
Net income	$68,936	$116,666	$2,765	$51,875	$52,038	$9,528
Basic EPS	$0.56	$0.95	$0.03	$0.42	$0.42	$0.09
Diluted EPS	$0.50	$0.88	$0.02	$0.38	$0.39	$0.08
Our non-GAAP gross margin increased to 39.5% from 37.3% in the fourth quarter of 2019, driven by disciplined pricing and cost management. Non-GAAP operating expenses were $28.5 million, compared to $26.1 million in the prior quarter. Non-GAAP operating income was $52.8 million, compared to $52.3 million in the prior quarter.
We exited the first quarter with $593.8 million in cash, including restricted cash, and generated $39.2 million in cash flow from operations. The restricted cash was related to the first quarter of 2020 safe harbor deliveries and became unrestricted at the end of April. The first quarter cash balance increased $295.5 million from the issuance in early March of $320.0 million aggregate principal amount of convertible senior notes due 2025, after deducting $7.0 million in fees and $17.5 million for the call spread transaction. Inventory was $34.6 million at the end of the first quarter of 2020, compared to $32.1 million at the end of the fourth quarter of 2019.
As a result of global shelter-in-place rules, our engineering and certification activities experienced a slowdown. Consequently, we were unable to ship our Encharge™ battery storage system during the first quarter of 2020 as planned. We now expect shipments to begin in June 2020. To support the launch, we are ramping online installer training and tools while shelter-in-place and social distancing measures remain in force.

Our Board of Directors has authorized the repurchase of up to $200 million of Enphase Energy common stock to minimize shareholder dilution related to employee equity issuances. Purchases will be completed from time to time in the open market or through structured repurchase agreements with third parties. Such purchases are expected to continue through March 2022 unless otherwise extended or shortened by our Board of Directors.
Although there is short-term uncertainty due to COVID-19, we have tremendous confidence in the strength of our business in the long term. We have a flexible and resilient supply chain, aided by our strong contract manufacturing partners. We are laser-focused on operational excellence and customer experience. Our balance sheet is strong, enabling us to invest in organic and inorganic growth even in today’s difficult times. We are investing heavily in new products that create unmatched value, based on our three pillars of differentiation: semiconductors, software and Ensemble™.
BUSINESS HIGHLIGHTS
On March 16, 2020, Enphase Energy announced it has forged an alliance with Amicus Solar Cooperative, a Certified B Corporation and Public Benefit Corporation, to become a supplier-of-record for its membership of values-driven, independently owned solar energy developers, EPCs, and installers. Amicus member companies install solar in all 50 U.S. states, the District of Columbia, Puerto Rico, and Canada, and include over 3,000 experienced solar professionals with more than 500 MW of solar installations in 2019.
On March 25, 2020, Enphase Energy announced an expanded partnership with Rexel Group, a global multichannel solar distributor of products and services, to include Australia-wide distribution. Rexel Australia will provide solar installers with the full suite of Enphase IQ™ products, to ensure one-stop-shop convenience at its nearly 50 specialist solar branches across the country.
On April 2, 2020, Enphase Energy unveiled a comprehensive portfolio of training options to ensure that installers are trained and ready for Enphase Ensemble technology. To serve installers with hands-on training when COVID-19 social distancing measures subside, Enphase is preparing turn-key training centers around the U.S. Enphase is also introducing online training resources to ensure installer training continues while social distancing measures are in place.
On April 7, 2020, Enphase Energy announced it has collaborated with Courant Naturel, a fast-growing residential solar installer with headquarters in Soual, France, to deliver solar solutions to customers in southwest France. The company has chosen Enphase as its exclusive inverter supplier, using Enphase IQ 7X™ microinverters, along with SunPower® X-Series, an Enphase Energized ™ AC Module leveraging IQ 7X microinverters.
On April 20, 2020, Enphase Energy announced that over 8,300 homeowners have joined the Enphase Upgrade Program, a service initiative that gives homeowners several options for upgrading to the latest, more efficient and reliable microinverters from Enphase. The Upgrade Program is for warranty holders of legacy Enphase microinverters and represents the Company’s continued commitment to quality and service.
SECOND QUARTER 2020 FINANCIAL OUTLOOK
For the second quarter of 2020, Enphase Energy estimates both GAAP and non-GAAP financial results as follows:
•Revenue to be within a range of $115 million to $130 million
•GAAP and non-GAAP gross margin to be within a range of 37% to 40%
•GAAP operating expenses to be within a range of $33 million to $35 million, including $7.5 million estimated for stock-based compensation expenses and acquisition related amortization
•Non-GAAP operating expenses to be within a range of $25.5 million to $27.5 million, excluding $7.5 million estimated for stock-based compensation expenses and acquisition related amortization

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Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this press release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. Non-GAAP financial measures presented by the Company include non-GAAP gross profit, gross margin, operating expenses, income from operations, net income and net income per share.
These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
As presented in the “Reconciliation of Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items for purposes of calculating non-GAAP financial measures to facilitate an evaluation of the Company’s current operating performance and a comparison to its past operating performance:
Stock-based compensation expense. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash in nature. Moreover, the impact of this expense is significantly affected by the Company’s stock price at the time of an award over which management has limited to no control.
Restructuring and asset impairment charges. The Company excludes restructuring charges due to the nature of the expenses being unplanned and arising outside the ordinary course of continuing operations. These costs primarily consist of fees paid for restructuring-related management consulting services, cash-based severance costs and modification of stock-based compensation related to workforce reduction actions, asset write-downs of property and equipment and lease loss reserves, and other contract termination costs resulting from restructuring initiatives.
Acquisition related expenses and amortization. This item represents expenses incurred related to the Company’s acquisition of SunPower’s microinverter business, which are non-recurring in nature, and amortization of acquired intangible assets, which is a non-cash expense. Acquisition related expenses and amortization of acquired intangible assets are not reflective of the Company's ongoing financial performance.
Non-recurring debt prepayment fees and non-cash interest. This item consists primarily of amortization of debt issuance costs, accretion of debt discount and non-recurring debt settlement costs, because these expenses does not represent a cash outflow for the Company except in the period the financing was secured or when the financing was settled, and such amortization expense or settlement of debt costs is not reflective of the Company’s ongoing financial performance.

Change in fair value of derivatives. This item is reflected in other income (expense), net and represents changes in fair value of the conversion option in the convertible notes due 2025, as well as the convertible note hedge and warrant transactions, which is non-cash in nature and is not reflective of the Company’s ongoing financial performance.
Non-GAAP income tax adjustment. This item represents the amount adjusted to the Company’s GAAP tax provision or benefit to present the non-GAAP tax amount based on cash tax expense and reserves.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its first quarter 2020 results and second quarter 2020 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). The call is open to the public by dialing (877) 644-1284; participant passcode 2664545. A live webcast of the conference call will also be accessible from the “Investor Relations” section of the Company’s website at investor.enphase.com. Following the webcast, an archived version will be available on the website for one year. In addition, an audio replay of the conference call will be available by calling (855) 859-2056; participant passcode 2664545, beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to Enphase Energy’s expectations as to future financial performance; the capabilities, advantages, and performance of our technology and products; the availability of our products and their market adoption; the quality and ease of maintaining and monitoring our products; the training and capabilities of installers; and the impact of the COVID-19 pandemic. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. Enphase Energy’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of certain risks and uncertainties including those risks described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC and available on the SEC’s website at www.sec.gov. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.
A copy of this press release can be found on the investor relations page of Enphase Energy’s website at investor.enphase.com.
About Enphase Energy, Inc.
Enphase Energy, a global energy technology company, delivers smart, easy-to-use solutions that manage solar generation, storage and communication on one intelligent platform. The Company revolutionized the solar industry with its microinverter technology and produces a fully integrated solar-plus-storage solution. Enphase has shipped more than 27 million microinverters, and over 1.1 million Enphase systems have been deployed in more than 130 countries. For more information, visit www.enphase.com.
Enphase Energy®, the Enphase logo, Encharge, Ensemble, IQ, IQ 7X, Enphase Energized, and other trademarks or service names are the trademarks of Enphase Energy, Inc. Other names are for informational purposes and may be trademarks of their respective owners.

Contact:
Adam Hinckley
Enphase Energy, Inc.
Investor Relations
ir@enphaseenergy.com
+1-707-763-4784 x7354

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)(Unaudited)

	Three Months Ended March 31,
	2020	2019
Net revenues	$205,545	$100,150
Cost of revenues	124,870	66,811
Gross profit	80,675	33,339
Operating expenses:
Research and development	11,876	8,524
Sales and marketing	11,772	7,433
General and administrative	12,315	9,880
Restructuring charges	—	368
Total operating expenses	35,963	26,205
Income from operations	44,712	7,134
Other income (expense), net
Interest income	1,091	211
Interest expense	(3,155)	(3,751)
Other expense, net	(924)	(481)
Change in fair value of derivatives (1)	15,344	—
Total other income (expense), net	12,356	(4,021)
Income before income taxes	57,068	3,113
Income tax benefit (provision)	11,868	(348)
Net income	$68,936	$2,765
Net income per share:
Basic	$0.56	$0.03
Diluted	$0.50	$0.02
Shares used in per share calculation:
Basic	123,531	108,195
Diluted	138,104	115,863

(1) $15.3 million change in fair value of derivatives represents changes in fair value of the conversion option in the convertible notes due 2025, as well as the convertible note hedge and warrant transactions. Initially, conversion of the convertible notes due 2025 will be settled solely in cash as a result of the Company not having the necessary number of authorized but unissued shares of its common stock available to settle the conversion option of the Notes due 2025 in shares; therefore, the conversion option, convertible note hedge and warrant transactions are currently classified as derivatives that require marked-to-market accounting. On the date the Company increases its authorized shares of common stock and satisfies the share reservation condition as defined in the relevant Indenture, the derivatives will not be classified as derivative financial instruments and will be reclassified to additional paid-in capital as the equity classification criteria is met.

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$549,144	$251,409
Restricted cash	44,700	44,700
Accounts receivable, net	95,484	145,413
Inventory	34,617	32,056
Prepaid expenses and other assets	27,752	26,079
Total current assets	751,697	499,657
Property and equipment, net	30,500	28,936
Operating lease, right of use asset	11,986	10,117
Intangible assets, net	29,332	30,579
Goodwill	24,783	24,783
Other assets	47,798	44,620
Deferred tax assets, net	86,806	74,531
Convertible notes hedge	47,885	—
Total assets	$1,030,787	$713,223
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,538	$57,474
Accrued liabilities	49,817	47,092
Deferred revenues, current	39,022	81,783
Warranty obligations, current	9,678	10,078
Debt, current	100,567	2,884
Total current liabilities	233,622	199,311
Long-term liabilities:
Deferred revenues, noncurrent	106,205	100,204
Warranty obligations, noncurrent	27,823	27,020
Other liabilities	13,077	11,817
Debt, noncurrent	295,216	102,659
Warrants liability	38,637	—
Total liabilities	714,580	441,011
Total stockholders’ equity	316,207	272,212
Total liabilities and stockholders’ equity	$1,030,787	$713,223

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Cash flows from operating activities:
Net income	$68,936	$116,666	$2,765
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,844	2,568	3,572
Provision for doubtful accounts	104	(191)	—
Asset impairment	—	1,124	—
Non-cash interest expense	2,722	1,908	1,490
Financing fees on extinguishment of debt	—	—	2,152
Stock-based compensation	7,515	6,176	3,290
Change in fair value of derivatives	(15,344)	—	—
Deferred income taxes	(12,500)	(73,375)	—
Changes in operating assets and liabilities:
Accounts receivable	49,637	(12,606)	(3,266)
Inventory	(2,560)	(1,825)	3,296
Prepaid expenses and other assets	(5,009)	(5,659)	(2,413)
Accounts payable, accrued and other liabilities	(22,066)	3,544	4,851
Warranty obligations	403	2,474	(252)
Deferred revenues	(36,460)	61,467	1,578
Net cash provided by operating activities	39,222	102,271	17,063
Cash flows from investing activities:
Purchases of property and equipment	(3,353)	(7,420)	(658)
Net cash used in investing activities	(3,353)	(7,420)	(658)
Cash flows from financing activities:
Issuance of convertible notes, net of issuance costs (1)	313,011	(68)	—
Purchase of convertible note hedges (1)	(89,056)	—	—
Sale of warrants (1)	71,552	—	—
Principal payments and financing fees on debt	(1,148)	(198)	(44,731)
Proceeds from exercise of equity awards and employee stock purchase plan	1,979	2,060	1,664
Payment of withholding taxes related to net share settlement of equity awards	(34,267)	(3,760)	(1,355)
Net cash provided by (used in) financing activities	262,071	(1,966)	(44,422)
Effect of exchange rate changes on cash and cash equivalents	(205)	178	(133)
Net increase (decrease) in cash, cash equivalents, and restricted cash	297,735	93,063	(28,150)
Cash, cash equivalents and restricted cash—Beginning of period	296,109	203,046	106,237
Cash, cash equivalents and restricted cash—End of period	$593,844	$296,109	$78,087

(1) $295.5 million of net proceeds received from issuance of convertible senior notes due 2025 reflects $7.0 million of fees and $17.5 million to enter into the call spread transaction.

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data and percentages)
(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
Gross profit (GAAP)	$80,675	$77,881	$33,339
Stock-based compensation	606	536	231
Gross profit (Non-GAAP)	$81,281	$78,417	$33,570

Gross margin (GAAP)	39.2%	37.1%	33.3%
Stock-based compensation	0.3%	0.2%	0.2%
Gross margin (Non-GAAP)	39.5%	37.3%	33.5%

Operating expenses (GAAP)	$35,963	$33,439	$26,205
Stock-based compensation (1)	(6,909)	(5,623)	(3,003)
Restructuring and asset impairment charges	—	(1,131)	(368)
Acquisition related expenses and amortization	(546)	(545)	(546)
Operating expenses (Non-GAAP)	$28,508	$26,140	$22,288

(1) Includes stock-based compensation as follows:
Research and development	$1,919	$1,642	$716
Sales and marketing	1,942	1,778	999
General and administrative	3,048	2,203	1,288
Total	$6,909	$5,623	$3,003

Income from operations (GAAP)	$44,712	$44,442	$7,134
Stock-based compensation	7,515	6,159	3,234
Restructuring and asset impairment charges	—	1,131	368
Acquisition related expenses and amortization	546	545	546
Income from operations (Non-GAAP)	$52,773	$52,277	$11,282

Net income (GAAP)	$68,936	$116,666	$2,765
Stock-based compensation	7,515	6,159	3,234
Restructuring and asset impairment charges	—	1,131	368
Acquisition related expenses and amortization	546	545	546
Non-recurring debt prepayment fees and non-cash interest	2,722	1,908	2,615
Change in fair value of derivatives	(15,344)	—	—
Non-GAAP income tax adjustment	(12,500)	(74,371)	—
Net income (Non-GAAP)	$51,875	$52,038	$9,528

Net income per share, basic (GAAP)	$0.56	$0.95	$0.03
Stock-based compensation	0.06	0.05	0.03
Restructuring and asset impairment charges	—	0.01	—
Acquisition related expenses and amortization	—	—	0.01
Non-recurring debt prepayment fees and non-cash interest	0.02	0.02	0.02
Change in fair value of derivatives	(0.12)	—	—
Non-GAAP income tax adjustment	(0.10)	(0.61)	—
Net income per share, basic (Non-GAAP)	$0.42	$0.42	$0.09
Shares used in basic per share calculation GAAP and Non-GAAP	123,531	122,630	108,195

Net income per share, diluted (GAAP)	$0.50	$0.88	$0.02
Stock-based compensation	0.06	0.05	0.03
Restructuring and asset impairment charges	—	0.01	—
Acquisition related expenses and amortization	—	—	0.01
Non-recurring debt prepayment fees and non-cash interest	0.02	0.01	0.02
Change in fair value of derivatives	(0.11)	—	—
Non-GAAP income tax adjustment	(0.09)	(0.56)	—
Net income per share, diluted (Non-GAAP) (2)	$0.38	$0.39	$0.08

Shares used in diluted per share calculation GAAP	138,104	132,872	115,863
Shares used in diluted per share calculation Non-GAAP (3)	135,168	132,233	127,564

(2) Calculation of non-GAAP diluted net income per share for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019 excludes convertible notes due 2023 interest expense, net of tax of less than $0.1 million, $0.1 million and $0.5 million, respectively, from non-GAAP net income.

(3) Effect of dilutive in-the-money portion of convertible senior notes and warrants are included in the GAAP weighted-average diluted shares in periods where we have GAAP net income. We excluded the in-the-money portion of convertible notes due 2024 totaling 2,936 thousand shares and 639 thousand shares in the three months ended March 31, 2020 and three months ended December 31, 2019, respectively, for non-GAAP weighted-average diluted shares as the Company entered into convertible note hedge transactions that reduce potential dilution to the Company’s common stock upon any conversion of the Notes due 2024.